American Funds Developing World Growth and Income Fund
November 30, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$24,620
Class B	$3
Class C	$1,275
Class F-1	$1,749
Class F-2	$12,854
Total	$40,501
Class 529-A	$460
Class 529-B*	$-
Class 529-C	$43
Class 529-E	$14
Class 529-F-1	$33
Class R-1	$17
Class R-2	$71
Class R-2E*	$-
Class R-3	$98
Class R-4	$107
Class R-5	$77
Class R-5E*	$-
Class R-6	$515
Total	$1,435
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.1690
Class B	$0.0910
Class C	$0.1026
Class F-1	$0.1756
Class F-2	$0.1996
Class 529-A	$0.1686
Class 529-B	$0.1189
Class 529-C	$0.0996
Class 529-E	$0.1551
Class 529-F-1	$0.1857
Class R-1	$0.1071
Class R-2	$0.0991
Class R-2E	$0.1571
Class R-3	$0.1498
Class R-4	$0.1787
Class R-5	$0.2051
Class R-5E	$0.1952
Class R-6	$0.2099
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	145,897
Class B	17
Class C	12,198
Class F-1	10,134
Class F-2	75,051
Total	243,297
Class 529-A	2,983
Class 529-B	2
Class 529-C	463
Class 529-E	95
Class 529-F-1	201
Class R-1	142
Class R-2	792
Class R-2E	3
Class R-3	744
Class R-4	638
Class R-5	466
Class R-5E	1
Class R-6	2,871
Total	9,401
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$8.99
Class B	$8.98
Class C	$8.95
Class F-1	$8.99
Class F-2	$9.00
Class 529-A	$8.99
Class 529-B	$8.98
Class 529-C	$8.94
Class 529-E	$8.98
Class 529-F-1	$8.99
Class R-1	$8.96
Class R-2	$8.94
Class R-2E	$8.98
Class R-3	$8.97
Class R-4	$8.99
Class R-5	$9.00
Class R-5E	$8.98
Class R-6	$9.00
* Amount less than one thousand